UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported: June 20, 2008

ImmunoCellular Therapeutics, Ltd.

(Exact name of registrant as specified in its charter)

Delaware	33-17264-NY	93-1301885
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

21900 Burbank, 3rd Floor Woodland Hills, California		91367
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (818) 992-2907

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02.	UNREGISTERED SALE OF EQUITY SECURITIES

In consideration for Dr. Navdeep Jaikaria agreeing to serve on the Board of Directors of ImmunoCellular Therapeutics, Ltd. (the “Company”), as described in Item 5.02 of this Report, the Company granted Dr. Jaikaria an option with a seven-year term to purchase 25,000 shares of the Company’s common stock at an exercise price of $0.65 per share. This option is subject to cancellation in the event of, and may not be exercised unless and until, the Company’s shareholders approve an increase in the authorized number of shares covered by the 2006 Equity Incentive Plan to at least 1,850,000 shares. The securities were issued to Dr. Jaikaria in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933 for offers and sales that do not involve a public offering.

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Dr. Navdeep Jaikaria, recently retired Managing Director, Senior Equity Research Analyst – Biotechnology at Rodman & Renshaw, was elected a director of the Company and appointed as a member of the Company’s Audit Committee and the Compensation Committee effective as of June 20, 2008. In connection with his election to the Board of Directors, Dr. Jaikaria was granted an option to purchase shares of the Company’s common stock that is described in Item 3.02 of this Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ImmunoCellular Therapeutics, Ltd.

June 25, 2008	By:	/s/ Manish Singh
		Name:	Manish Singh, Ph.D.
		Title:	President and Chief Executive Officer